Exhibit 10.59

Vertex Pharmaceuticals Non-Employee Board Compensation

Annual Retainer:	$25,000

Board Meeting Fees
In-Person Board Meetings	$2,500
Telephonic Board Meetings	$1,250 (none for meetings called for less than 30 minutes)

Committee Meeting Fees
In-Person on Regular Board Meeting Day	$500
In-Person Meeting held on Day other than regular	$1,000
Board Meeting Day
Telephone Meeting	$375

Committee Chair Compensation

Audit & Finance Chair	$20,000 annual retainer

Corporate Governance & Nominating	$20,000 annual retainer
Committee Chair

Management Development & Compensation Committee Chair	$14,000 annual retainer

Equity Grants	Upon first election to the Board, 30,000 options, vesting quarterly over four years; and
On June 1 of each year in service, 20,000 fully vested options
On June 1 of each year, 20,000 fully vested options for the Chairman of the Board, if independent, or the Lead Independent Director.